Exhibit 8.3

812 SAN ANTONIO STREET, SUITE 600

AUSTIN, TEXAS 78701

512-583-5900 | FAX: 512-583-5940

January 11, 2023

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Ladies and Gentlemen:

We have acted as special counsel to First Bancshares of Texas, Inc. (“First Bancshares”), a Texas corporation, in connection with the proposed merger (the “Merger”) of First Bancshares with and into Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation, in accordance with that certain Agreement and Plan of Reorganization, dated as of October 10, 2022, by and among Prosperity and First Bancshares (the “Agreement”). At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger.

In providing our opinion, we have examined and relied upon the Agreement, the registration statement on Form S-4 being filed by Prosperity with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (including the proxy statement/prospectus contained therein, the “Registration Statement”), the representation letters of Prosperity and First Bancshares delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Prosperity and First Bancshares in their respective Representation Letters are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Prosperity, First Bancshares and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. In our examination, we have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein and in the proxy statement/prospectus included in the Registration Statement (i) it is our opinion that, for U.S. federal income tax purposes, the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) we hereby confirm that, insofar as it relates to matters of U.S. federal income tax law, the legal discussion under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” is our opinion.

First Bancshares of Texas, Inc.

January 11, 2023

Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform First Bancshares of any such change or inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to First Bancshares in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving First Bancshares as to which we have not been consulted and have not represented First Bancshares. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of First Bancshares in connection with the Agreement, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm.

We are furnishing this opinion in connection with the closing of the transactions contemplated by the Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.3 to the Registration Statement and the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fenimore Kay Harrison LLP

Fenimore Kay Harrison LLP